SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

         Under the Securities Exchange Act of 1934 (Amendment No. 8)


                             WILLIAMS CONTROLS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                  969465 10 3
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






    CUSIP NO. 969465 10 3               13G                       Page___2____ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin
                           ###-##-####
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           NA
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           US

                                5    SOLE VOTING POWER
                                                                              1,450,000 common
                                                                                375,000 warrants
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                  2,889,237 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON                                                                    1,450,000 common
                                                                                375,000 warrants

                                8    SHARED DISPOSITIVE POWER

                                                                              2,889,237 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                              4,339,237 common
                                                                                375,000 warrants

      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            X


      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                     26.0%


      12   TYPE OF REPORTING PERSON*

                                                                                     IN


                               *SEE INSTRUCTION BEFORE FILLING OUT!



   CUSIP NO. 969465 10 3               13G                       Page___3___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin, as Trustee for Williams Controls, Inc. ESOP

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           California ESOP

                                5    SOLE VOTING POWER


    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                    424,101 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON


                                8    SHARED DISPOSITIVE POWER

                                                                                424,101 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                424,101 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      2.4%


      12   TYPE OF REPORTING PERSON*

                                                                                     OO


                               *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 969465 10 3               13G                       Page___4___ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union 401(k)

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Oregon

                                5    SOLE VOTING POWER


    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                    127,740 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON


                                8    SHARED DISPOSITIVE POWER

                                                                                127,740 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                127,740 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.7%


      12   TYPE OF REPORTING PERSON*

                                                                                     OO


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___5___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin, as Trustee for Williams Controls, Inc. Union 401(k)

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Oregon

                                5    SOLE VOTING POWER


    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                     55,396 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON


                                8    SHARED DISPOSITIVE POWER

                                                                                 55,396 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 55,396 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.3%


      12   TYPE OF REPORTING PERSON*

                                                                                     OO


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___6___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin, as Trustee for Williams Controls, Inc. Non-Union Employees Retirement
                           Income Pension Plan
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Oregon

                                5    SOLE VOTING POWER


    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                    100,000 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON


                                8    SHARED DISPOSITIVE POWER

                                                                                100,000 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                100,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.6%


      12   TYPE OF REPORTING PERSON*

                                                                                     OO


                               *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP NO. 969465 10 3               13G                       Page___7___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Thomas W. Itin, as Trustee for Williams Controls, Inc. Union Employees Pension Plan

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Oregon

                                5    SOLE VOTING POWER


    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                     40,000 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON


                                8    SHARED DISPOSITIVE POWER

                                                                                 40,000 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 40,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.2%


      12   TYPE OF REPORTING PERSON*

                                                                                     OO


                               *SEE INSTRUCTION BEFORE FILLING OUT!

      CUSIP NO. 969465 10 3               13G                       Page___8___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Shirley B. Itin
                           ###-##-####
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           US

                                5    SOLE VOTING POWER

                                                                                402,600 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                  2,142,000 common
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                402,600 common

                                8    SHARED DISPOSITIVE POWER

                                                                              2,142,000 common


      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                              2,142,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            X


      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                     12.0%


      12   TYPE OF REPORTING PERSON*

                                                                                     IN


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___9____ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Acrodyne Corporation
                           38-1561308
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan corporation

                                5    SOLE VOTING POWER
                                                                              1,050,000 common
                                                                                150,000 warrants
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON                                                                    1,050,000 common
                                                                                150,000 warrants

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                              1,050,000 common
                                                                                150,000 warrants

      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                                      6.7%

      12   TYPE OF REPORTING PERSON*

                                                                                     CO


                               *SEE INSTRUCTION BEFORE FILLING OUT!



    CUSIP NO. 969465 10 3               13G                       Page___10____ of ___25__Pages

      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Acrodyne Corporation - Profit Sharing Plan
                           38-1561308
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Corporation

                                5    SOLE VOTING POWER

                                                                                400,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                400,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                                400,000 common

      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      2.2%


      12   TYPE OF REPORTING PERSON*

                                                                                     EP


                               *SEE INSTRUCTION BEFORE FILLING OUT!



    CUSIP NO. 969465 10 3               13G                       Page___11____ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           SICO
                           38-3023843
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan co-partnership

                                5    SOLE VOTING POWER

                                                                                268,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                268,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                268,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      1.5%


      12   TYPE OF REPORTING PERSON*

                                                                                     PN


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___12____ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           TICO
                           38-3023846
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan co-partnership

                                5    SOLE VOTING POWER
                                                                              1,874,000 common

    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON                                                                    1,874,000 common


                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                              1,874,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                     10.5%


      12   TYPE OF REPORTING PERSON*

                                                                                     PN


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page____13___ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Timothy Sean Itin Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                 85,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                 85,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 85,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.5%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!



    CUSIP NO. 969465 10 3               13G                       Page____14___ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Nina Beardsley Itin Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                 85,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                 85,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 85,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.5%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page____15___ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Whitney Lynne Hebard Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                106,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                106,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                106,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.6%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___16___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Gregory Robert Hebard Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                106,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                106,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                106,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.6%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!


    CUSIP NO. 969465 10 3               13G                       Page___17___ of ___25___Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Elinor Lee Itin Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                 17,600 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                 17,600 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 17,600 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.1%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!




    CUSIP NO. 969465 10 3               13G                       Page___18___ of ___25__Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Wyatt Otto Itin Irrevocable Living Trust

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a)
                           n/a
                                                                                        (b)

      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

                                5    SOLE VOTING POWER

                                                                                  3,000 common
    NUMBER OF
    SHARES                      6    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
    REPORTING                   7    SOLE DISPOSITIVE POWER
    PERSON
                                                                                  3,000 common

                                8    SHARED DISPOSITIVE POWER




      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  3,000 common


      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                      0.0%


      12   TYPE OF REPORTING PERSON*

                                                                                     00


                               *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 969465 10 3                                        Page   19  of 25



ITEM 1(a)   Name of Issuer:  Williams Controls, Inc. ("WMCO")

ITEM 1(b)   Address of Issuer's Principal Executive Officers:

            14100 SW 72nd Avenue
            Portland, OR  92224

ITEM 2(a)   Name of Persons Filing:

            This Schedule 13G is being filed jointly by Thomas W. Itin, Thomas W. Itin, as trustee for Williams Controls, Inc. ESOP
            ("ESOP"), WMCO Non-Union 401(k), WMCO Union 401(k), WMCO Non-Union Employees Retirement Income Pension Plan, WMCO Union Employees Pension Plan, Shirley B. Itin, Acrodyne Corporation, a Michigan corporation ("Acrodyne"), Acrodyne Corporation - Profit Sharing Plan ('"Acrodyne PSP"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), Timothy Sean Itin Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard Irrevocable Living Trust ("WLH
            Trust), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"), Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"), and Wyatt Otto Itin Irrevocable Trust ("WOI Trust"). The TSI Trust, NBI Trust, WLH Trust, GRH Trust, ELI Trust, and WOI Trust sometimes hereinafter are referred to collectively as the "Trusts". Mr. Itin owns all of the outstanding stock of TWI International, Inc. which in turn owns all the outstanding stock of Acrodyne. Mr. Itin is the trustee and beneficiary of the Acrodyne PSP and is a partner in each of TICO and SICO. Mrs. Itin is a partner in TICO and SICO. Mrs. Itin is the trustee of the Trusts for their grandchildren or grown children and has the power to vote or to direct the vote of the shares held by the Trusts. Mr. and Mrs. Itin disclaims beneficial ownership of the shares held by the Trusts.

            Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares of the ESOP, WMCO Non-Union 401(k), WMCO Union 401(k), WMCO Non-Union Employees Retirement Income Pension Plan, and WMCO Union Employees Pension Plan. Mr. Itin disclaims beneficial ownership of these shares, other than the 11,269 shares in the ESOP allocated for his benefit.

CUSIP No. 969465 10 3                                        Page   20  of 25

ITEM 2(b) Address Principal Business Office or, if none, Residence:

            7001 Orchard Lake Road, Suite 424
            West Bloomfield, MI 48322

ITEM 2(c) Citizenship: Mr. Itin is a United States citizen. Mrs. Itin is a United States citizen. Acrodyne is a Michigan Corporation. Acrodyne PSP is a Michigan trust. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts. The ESOP is a California ESOP. The Non-Union and Union 401(k) plans and pension plans are for WMCO, a Delaware Corporation, whose office is at 14100 SW 72nd Avenue in Portland, Oregon.

ITEM 2(d)   Title of Class of Securities
            Common Stock $.01 Par Value

ITEM 2(e)   CUSIP Number:  969465 10 3
            -------------

ITEM 3      N/A


ITEM 4      Ownership:

            a.  Amount Beneficially Owned:

              (1) 4,714,237  shares and warrants (26.0%)  beneficially  owned by Mr. Itin.

                  Includes: (i) 1,050,000 owned of record by Acrodyne: (ii) 150,000 shares issuable upon exercise of presently exercisable stock options granted to Acrodyne by the Issuer; (iii) 400,000 shares owned of record by Acrodyne PSP; (iv) 268,000 shares owned of record by SICO; (v) 1,874,000 shares owned of record by TICO; (vi) 424,101 shares owned by Williams Controls, Inc. ESOP; (vii) 127,740 shares owned by WMCO Non-Union 401(k);
                  (viii) 55,396 shares owned by WMCO Union 401(k); (ix) 100,000 shares owned by WMCO Non-Union Employees Retirement Income Pension Plan; (x) 40,000 shares owned by WMCO Union Employees Pension Plan and (xi) 225,000 shares issuable upon exercise of presently exercisable stock options granted to Mr. Itin by the Issuer. Excludes 225,000 options not currently exercisable.

CUSIP No. 969465 10 3                                        Page   21  of 25

              (2) 2,142,000  shares  (12.0%)   beneficially   owned  by  Mrs.
                  Itin.

                  Includes:  (i) 268,000  shares owned of record by SICO; and
                  (ii) 1,874,000 shares owned of record by TICO;

                  The percentage of ownership does not include: (i) 85,000 shares owned by TSI Trust: (ii) 85,000 shares owned by NBI Trust; (iii) 106,000 shares owned by WLH Trust; (iv) 106,000 shares owned by GRH Trust; (v) 17,600 shares owned by ELI Trust and (vi) 3,000 shares owned by WOI Trust. Mr. & Mrs. Itin are not beneficiaries of these trusts and disclaim any ownership.

            b.    Percent of Class:

                  26.0%      by Thomas W. Itin
                   2.4%      by ESOP
                    .7%      by WMCO Non-Union 401(k)
                    .3%      by WMCO Union 401(k)
                    .6%      by WMCO Non-Union Pension Plan
                    .2%      by WMCO Union Pension Plan
                  12.0%      by Shirley B. Itin
                   6.7%      by Acrodyne
                   2.2%      by Acrodyne PSP
                   1.5%      by SICO
                  10.5%      by TICO
                    .5%      by TSI Trust
                    .5%      by NBI Trust
                    .6%      by WLH Trust
                    .6%      by GRH Trust
                    .1%      by ELI Trust
                    .0%      by WOI Trust

            c.  Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:

                  Mr. Itin, through his ownership of Acrodyne and as trustee of Acrodyne PSP, has the sole power to vote the 1,600,000 shares and warrants owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 225,000 shares issuable upon exercise of presently exercisable stock options. Excludes 225,000 options not currently exercisable.

CUSIP No. 969465 10 3                                        Page   22  of 25

                  Mrs. Itin has sole power to vote or to direct the vote of the 402,600 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of these shares.

             (ii) shared power to vote or to direct the vote:

                        As a  partner  of each SICO and TICO,  Mr.  Itin  shares
                  power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO. Mr. Itin shares the power to vote or to direct the vote 424,101 shares held by the ESOP, 127,740 shares held by WMCO Non-Union 401(k), 55,396 shares held by WMCO Union 401(k), 100,000 shares held by WMCO Non-Union Pension Plan, and 40,000 shares held by WMCO Union Pension Plan.

                  As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO.

      (iii)       sole power to dispose or to direct the disposition:

                  Mr.  Itin,   through  his  ownership  of  Acrodyne  and  as
                  trustee  of  the  Acrodyne  PSP,  has  the  sole  power  to dispose of or direct the disposition of the 1,600,000 shares and warrants owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 225,000 shares issuable upon exercise of presently exercisable stock options. Excludes 225,000 stock options not currently exercisable.

                  Mrs. Itin has sole power to dispose or to direct the disposal of the 402,600 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of these shares.

       (iv)       shared power to dispose or to direct the disposition:

                        As a  partner  of each SICO and TICO,  Mr.  Itin  shares
                  power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO. Mr. Itin has shared power to dispose or to direct the disposition of 424,101 shares held by the ESOP, 127,740 shares held by WMCO Non-Union 401(k), 55,396 shares held by WMCO Union 401(k), 100,000 shares held by WMCO Non-Union Pension Plan, and 40,000 shares held by WMCO Union Pension Plan.

CUSIP No. 969465 10 3                                        Page   23  of 25

                  As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO.

ITEM 5      Ownership of Five Percent or Less of a Class:  N/A

ITEM 6 Ownership of More than Five percent on Behalf of Another Person:
                        N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
            Company:  N/A

ITEM 8      Identification and Classification of Members of the Group:  N/A

ITEM 9      Notice of Dissolution of Group:  N/A

ITEM 10     Certification:  N/A

CUSIP No. 969465 10 3                                        Page   24  of 25
                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 12, 1998        s\Thomas W. Itin
                                      ----------------------------
                                      Thomas W. Itin

                                      ACRODYNE CORPORATION-PROFIT SHARING PLAN

      Dated: February 12, 1998        s\Thomas W. Itin
                                      ----------------------------
                                      Thomas W. Itin, Trustee

                                      ACRODYNE CORPORATION

      Dated: February 12, 1998        s\Thomas W. Itin
                                      ----------------------------
                                      Thomas W. Itin, President

                                      SICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Partner

                                      TICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1998        s\Thomas W. Itin
                                      -----------------------------
                                      Thomas W. Itin, Partner

                                      TIMOTHY SEAN ITIN IRREVOCABLE
                                      LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee

CUSIP No. 969465 10 3                                        Page   25  of 25


                                      NINA BEARDSLEY ITIN IRREVOCABLE
                                      LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee



                                      WHITNEY LYNNE HEBARD
                                      IRREVOCABLE LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee

                                      GREGORY ROBERT HEBARD
                                      IRREVOCABLE LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee

                                      ELINOR LEE ITIN
                                      IRREVOCABLE LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee

                                      WYATT OTTO ITIN
                                      IRREVOCABLE LIVING TRUST

      Dated: February 12, 1998        s\Shirley B. Itin
                                      -----------------------------
                                      Shirley B. Itin, Trustee